EXHIBIT 99.1

BROADRIDGE DECLARES QUARTERLY DIVIDEND OF $0.33 PER SHARE

LAKE SUCCESS, N.Y., May 5, 2017 - Broadridge Financial Solutions, Inc. (NYSE:BR) announced today that its Board of Directors has declared a quarterly cash dividend of $0.33 per share. The dividend is payable on July 3, 2017, to stockholders of record at the close of business on June 15, 2017.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is a leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and other corporations. Broadridge’s investor and customer communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With more than 50 years of experience, Broadridge’ s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America and processes on average $5 trillion in equity and fixed income trades per day. Broadridge employs approximately 10,000 associates in 16 countries.

For more information about Broadridge, please visit www.broadridge.com

Contact Information:

Investors:

W. Edings Thibault
Head of Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:
Gregg Rosenberg
Head of Corporate Communications
+1 212-918-6966
gregg.rosenberg@broadridge.com